United States
Securities and Exchange Commission
Washington, D. C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
SYNALLOY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNALLOY CORPORATION
4510 COX ROAD, SUITE 201
RICHMOND, VA 23060
AMENDMENT NO. 1, DATED JUNE 23, 2020 TO
PROXY STATEMENT DATED APRIL 14, 2020

This Amendment No. 1 (this “Amendment”) provides updated information with respect to the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Synalloy Corporation (the “Company”) to be held virtually at 9:00 a.m. Eastern Time on Tuesday, June 30, 2020.
On April 14, 2020, the Company filed its Notice of Annual Meeting and definitive proxy statement for the Annual Meeting on Schedule 14A with the Securities and Exchange Commission (the “SEC”) and filed supplemental materials with the SEC on June 4, 2020 and June 19, 2020 (collectively, the “Proxy Statement”). This Amendment is first being made available to shareholders on or about June 23, 2020.
Notice of Change in Location of the Annual Meeting to a Virtual-Only Annual Meeting Format
On June 19, 2020, the Company issued a letter to shareholders to notify them that the location and format of the Annual Meeting has moved to a virtual-only format. The date and time of the Annual Meeting remain as originally scheduled, and the items of business are the same as those set forth in the Notice of Annual Meeting of Shareholders dated April 14, 2020. The Company believes that sufficient notice of the change to a virtual-only meeting has been provided to shareholders, as such notice was issued as a press release distributed via Business Wire, filed as definitive additional materials with the SEC, and posted to the Company’s website, in each case more than 10 days prior to the Annual Meeting, and is now made available through inclusion in this Amendment.
Proposal 1 - Election of Directors
On June 17, 2020, Anthony A. Callander, James W. Terry, Jr. and Murray H. Wright (collectively, the “Resigning Directors”) notified the Company of their resignations as directors of the Board, each effective as of the conclusion of the Annual Meeting.
The Company will not name replacements for the Resigning Directors on its slate of director nominees, and at the Annual Meeting, each of the Company’s eight nominees named in the Proxy Statement, including the Resigning Directors, will stand for election. These developments do not change the Board’s view on any of the proposals contained in the Proxy Statement, other than that the Company will not cumulate votes received on the Company’s BLUE proxy card for the Resigning Directors. The Board will not reduce the size of the Board, and it will remain fixed at eight directors; however, the Board will be reconstituted based on the outcome of the Annual Meeting.
As a result of the Resigning Directors’ decision to no longer serve on the Board following the Annual Meeting, three of the eight seats on the Board will be filled by the three candidates nominated for election at the Annual Meeting by Privet Management LLC and UPG Enterprises LLC who receive the largest number of “FOR” votes of the shares entitled to be voted in the election of directors.
Voting Matters
Except as specifically revised by the information contained herein, this Amendment does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. This Amendment should be read together with the Proxy Statement, and, from and after the date of this Amendment, any reference to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended hereby. To the extent that information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment replaces and supersedes any such inconsistent information.
This Amendment does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Notwithstanding the Resigning Directors’ resignation following the Annual Meeting, the BLUE proxy card or voting instructions form distributed with the Proxy Statement remains valid and the Company will not distribute a new form of BLUE proxy card.
If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change or revoke your vote. Proxy cards and voting instruction forms already returned by shareholders will remain valid and will be voted at the Annual Meeting unless superseded or revoked. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement under the captions titled, “How do I vote my shares?” and “Can I revoke or change my vote after I deliver my proxy?”, respectively.

If you have any questions concerning the business to be conducted at the Annual Meeting, would like additional copies of the Company’s proxy materials or require assistance in authorizing a proxy or voting your BLUE proxy card, please contact the Company’s proxy solicitor at the contact listed below:

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. The Company has filed the Proxy Statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the Proxy Statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.synalloy.com.